Exhibit 5.1

10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

March 24, 2016

BofI Holding, Inc.
4350 La Jolla Village Drive, Suite 140
San Diego, California 92122

Re:     Offering of Subordinated Notes Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BofI Holding, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate $6,000,000 of the Company’s 6.25% Subordinated Notes due 2026 (the “Optional Notes”) that are being offered and sold as “Optional Securities” under the Underwriting Agreement (the “Underwriting Agreement”), dated February 25, 2016, by and among the Company, FBR Capital Markets & Co. and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Optional Notes are being offered and sold under a registration statement on Form S‑3 under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2015 (File No. 333-202187) (the “Registration Statement”), including a base prospectus dated February 19, 2015 (the “Base Prospectus”), and a prospectus supplement dated February 25, 2016 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), and issued under the Subordinated Indenture dated March 3, 2016 (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto dated March 3, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture, the Global Security (Certificate No. 2) representing the Optional Notes, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed, and express no opinion as to, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic and the genuineness of all signatures.

BofI Holding, Inc. March 24, 2016 Page 2

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Optional Notes, upon issuance and delivery against full payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, upon having been duly authenticated by the Trustee, will constitute valid and legally binding obligations of the Company.

The opinion set forth above is subject to the following further limitations, qualifications, exceptions and assumptions:

(i)     the opinion stated herein is limited by bankruptcy, insolvency, fraudulent conveyance or similar laws, reorganization, rehabilitation, moratorium, marshaling or other laws affecting the enforcement generally of creditors’ rights and remedies, principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), public policy, applicable law relating to fiduciary duties, judicial imposition of an implied covenant of good faith and fair dealing and principles regarding successor liability, equitable subordination, substantive consolidation of entities and the adequacy of consideration for a person’s guarantee of its affiliate’s obligations; and

(ii)     no opinion is given herein as to the availability of specific performance or equitable relief of any kind.

We are duly licensed to practice law in the State of New York and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP